CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in 1) the Registration Statement (Form S-3 No. 333-17013) of Telepad Corporation and in the related Prospectus,
2) the Registration Statement (Form S-8 No. 333-08471) pertaining to the Stock Option Plan for Non-Employee Directors of Telepad Corporation, and 3) ) the Registration Statement (Form S-8 No. 333-08473) pertaining to the Amended and Restated 1993 Stock Option Plan of Telepad Corporation of our report dated March 6, 1998, with respect to the financial statements of Telepad Corporation included in this Annual Report (Form 10-KSB) for the year ended December 31, 1997.



                                                  /s/ Ernst & Young LLP



Vienna, Virginia
March 30, 1998